EMAGIN CORPORATION
                                  2070 Route 52
                           Hopewell Junction, NY 12533



                                                                   June 20, 2002

Mr. Mortimer D.A. Sackler
15 East 62nd Street
New York, NY 10021

Dear Sir:

          Reference is hereby made to (i) the Stock Purchase Warrant, dated June 20, 2002 (the "Warrant") whereby Mortimer D.A. Sackler (the "Investor") is entitled, upon the terms and subject to the limitations on exercise and the conditions set forth therein to subscribe for and purchase from eMagin Corporation, a Delaware corporation (the "Company"), up to 300,000 shares (the "Warrant Shares") of common stock, $.001 par value per share, of the Company (the "Common Stock"); (ii) the Registration Rights Agreement, dated as of November 27, 2001 (the "November Agreement") by and among the Company and the investors named therein; and (iii) the Registration Rights Agreement, dated as of February 27, 2002 (the "February Agreement") by and among the Company and the investors named therein.

          This letter will confirm the understanding between the Company and the Investor regarding the piggyback registration rights of the Investor in connection with the Warrant Shares.

          The Company hereby agrees that if it shall at any time propose to file any registration statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder or any similar statute, the Company shall give written notice of such a proposed filing to the Investor as soon as reasonably practicable (but in no event less than fourteen (14) days before the anticipated date on which such registration statement will be filed with the Commission), undertaking to provide the Investor the opportunity to register such number of shares of Common Stock issued or issuable upon the exercise of the Warrant (the "Exercisable Shares"). In the event that such a registration statement is to be filed on behalf of a person other than the Company, the Company will use its best efforts to have the Exercisable Shares that the Investor wishes to sell included in such registration statement pursuant to the same terms and conditions as set forth in the February Agreement.

          The Investor hereby acknowledges that the piggyback registration rights granted by the Company pursuant to this letter are subject to the piggyback registration rights granted pursuant to each of the November Agreement and the February Agreement.
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          This letter shall be governed by and construed in accordance with the laws of the State of New York.

                                     Sincerely,

                                     eMAGIN CORPORATION


                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:
AGREED AND ACKNOWLEDGED:

Date:

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     Mortimer D.A. Sackler